UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2016 (March 23, 2016)

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	1-15795	84-0957421
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, 10th Floor Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 571-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

In connection with Jeffrey Spain’s promotion to the position of Chief Financial Officer of Rentech, Inc. (the “Company”) in December 2015, the Compensation Committee of the Board of Directors of the Company approved a Change in Control Severance Benefits Agreement with Mr. Spain (the “CIC Agreement”) on March 23, 2016. Under the terms of the CIC Agreement, in the event that Mr. Spain incurs a “Separation from Service” (as defined in the CIC Agreement Agreement) due to a termination of Mr. Spain’s employment by Rentech without Cause or by Mr. Spain for Good Reason (in each case as defined in the CIC Agreement) during the period beginning one month before and ending one year after a Change in Control (as defined in the CIC Agreement), then, subject to Mr. Spain’s execution and non-revocation of a release, the Company will pay Mr. Spain an amount equal to Mr. Spain’s base salary plus his target bonus, each as in effect on the date of termination, and pay for COBRA benefits for one year.

The description in this report does not purport to be a complete summary of the CIC Agreement and is qualified by reference to the complete agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of the Exhibit

Exhibit 10.1	Change in Control Severance Benefits Agreement, effective as of March 23, 2016, by and between Rentech, Inc. and Jeffrey Spain.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: March 29, 2016	By:	/s/ Colin Morris
Colin Morris Senior Vice President and General Counsel